UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES AND EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): August 2, 2004

CUNO INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-21109	06-1159240

(Commission File Number)	(IRS Employer Identification No.)

400 Research Parkway Meriden, Connecticut	06450

(Address of principal executive offices)	(Zip Code)

(203) 237-5541
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Forward Looking Information
Information to be included in the Report
Item 2. Acquisition or Disposition of Assets
Item 9. Regulation FD Disclosure
PRESS RELEASE

Forward Looking Information

The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. Also, we want to provide stockholders and investors with more meaningful and useful information and, therefore, this report may describe our beliefs regarding business conditions and the outlook for the Company, which reflects currently available information. These forward looking statements are subject to risks and uncertainties which, as described in the Company’s reports filed with the Securities and Exchange Commission, could cause the Company’s actual results or performance to differ materially from those expressed herein. The Company assumes no obligation to update the information contained in this report.

Information to be included in the Report

Item 2. Acquisition or Disposition of Assets

     CUNO Incorporated announced today that it has completed its acquisition of WTC Industries, Inc. The transaction was completed following the approval by a majority of WTC’s shareholders at a special meeting held on July 29, 2004.

     Under the terms of the transaction, CUNO will pay WTC’s stockholders $39.87 in cash for each WTC share outstanding. WTC option and warrant holders will receive a cash payment based on the difference between $39.87 per share and the exercise price of their options and warrants. The aggregate consideration for the outstanding WTC shares (including payments for the settlement of outstanding stock options and warrants) will be approximately $110 million (including the assumption of WTC’s outstanding bank debt of approximately $10 million as of July 29, 2004). CUNO funded the acquisition with a combination of existing cash and bank borrowings under a new five-year $120 million credit facility that was arranged with a syndicate of banks led by HSBC Bank.

Item 9. Regulation FD Disclosure

Attached hereto as Exhibit 19 is the text of CUNO Incorporated’s announcement regarding it completed acquisition of WTC Industries Inc.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date	August 2, 2004

CUNO Incorporated

By	/s/Mark G. Kachur

Mark G. Kachur
Chairman of the Board of Directors, President and Chief Executive Officer

By	/s/ Frederick C. Flynn, Jr.

Frederick C. Flynn, Jr.
Senior Vice President – Finance and Administration, Chief Financial Officer, and Assistant Secretary

CUNO INCORPORATED
EXHIBIT INDEX

Exhibit Number	Description
19	Press Release dated August 2, 2004